AMS Health Sciences, Inc. Announces

                          Appointment of New President

OKLAHOMA CITY, OK, January 30, 2006 - The Board of Directors of AMS Health Sciences, Inc., (Amex: AMM - news), is pleased to announce the appointment of Jerry W. Grizzle, PhD, as the Company President. Dr. Grizzle brings over 20 years of comprehensive experience with a broad base in business and military background.

"Jerry's proven ability to turn around low-performing companies, expand market position and greatly increase profitability is impressive," said John Hail, Founder/CEO and Chairman of AMS. "As equally impressive is Jerry's ability to balance a successful business and military career. Whether running a business or commanding a military unit, it required the recruitment of new personnel, and providing the opportunity to succeed based on their individual performance. Multi-level marketing is a part-time voluntary work force just like the National Guard is a part-time voluntary Army. What Jerry has achieved in his diverse background represents the epitome of multi-level recruitment and marketing and that is what AMS is all about," said Hail.

"John Hail is in the Hall of Fame when it comes to multi-level marketing," said Grizzle. "AMS has had some challenges recently and John has never wavered from his undying loyalty to AMS. As the Company has had to reduce its work force, John was first to voluntarily eliminate his salary to show his commitment to the success and long term future of AMS. That is powerful and impressive when the founder steps forward and sacrifices for the betterment of the Company. I am excited to join John and AMS, and look forward to the bright future I see for the Company," Grizzle concluded.

Previously, Dr. Grizzle was the President/CEO of Orbit Finer Foods, Skolniks, and most recently, CD Warehouse in which he was fully responsible for all aspects of business development in a highly competitive marketplace. Prior to his tenure with CD Warehouse, Dr. Grizzle was Vice President/Treasurer of Sonic Industries.

Dr. Grizzle's military career is also quite impressive and extensive. He began his military career as a Private in 1971 and retired as a Major General in 2005. MG Grizzle commanded the 45th Infantry Brigade in the Oklahoma National Guard. He spent the last three years of his career on active duty as the Commander of Joint Task Force Civil Support (JTF-CS). JTF-CS is trained to respond to a weapons of mass destruction attack inside the United States. MG Grizzle is the recipient of many awards and decorations which include: Defense Superior Service Medal, Legion of Merit (with Oak Leaf), Expert Infantryman's Badge, Air Assault and Airborne.

Dr. Grizzle received his MBA from University of Central Oklahoma and a PhD in Business Administration (Marketing) from Oklahoma State University.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.